Exhibit  12

                                              SEMCO ENERGY, Inc.
                                      Ratio of Earnings to Fixed Charges
                                            (Thousands of Dollars)

                                              12 months                 Year ended December 31,
                                                 ended    ---------------------------------------------------
Description                                    06/30/00     1999      1998    1997 (c)    1996 (c)     1995
--------------------------------------------  ----------  --------  --------  ---------  ----------  --------
Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities
   and extraordinary items . . . . . . . . .  $  24,360   $24,671   $17,819   $ 23,894    ($19,868)  $17,482
Fixed charges as defined . . . . . . . . . .     32,275    20,817    15,085     16,741      14,617    14,402
Less preferred securities dividend require-
   ments of consolidated subsidiaries. . . .     (1,269)     (242)     (274)      (274)       (274)     (274)
Other items. . . . . . . . . . . . . . . . .         68       158       178        178         178       178
                                              ----------  --------  --------  ---------  ----------  --------

      Earnings as defined. . . . . . . . . .  $  55,434   $45,404   $32,808   $ 40,539     ($5,347)  $31,788
                                              ==========  ========  ========  =========  ==========  ========

Fixed charges as defined (a)
Interest expense . . . . . . . . . . . . . .  $  28,391   $19,278   $14,361   $ 16,018   $  13,912   $13,608
Amortization of debt expense . . . . . . . .      2,615     1,297       450        449         431       520
Preferred securities dividend requirements
   of consolidated subsidiaries. . . . . . .      1,269       242       274        274         274       274
                                              ----------  --------  --------  ---------  ----------  --------

      Fixed charges as defined . . . . . . .  $  32,275   $20,817   $15,085   $ 16,741   $  14,617   $14,402
                                              ==========  ========  ========  =========  ==========  ========

Ratio of earnings to fixed charges . . . . .       1.72      2.18      2.17       2.42          (b)     2.21
                                              ==========  ========  ========  =========  ==========  ========

Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation  S-K.

(b)  For  the  year  ended  December  31,  1996,  fixed  charges  exceeded  earnings  by  $20.0  million.
     Earnings  as  defined  include  a  $32.3  million  non-cash  pretax  write-down  of  the  NOARK investment.  Excluding  the  NOARK  write-down  the  ratio  of  earnings  to  fixed  charges would  have  been  1.84.

(c)  Restated  to  account  for  a  1998  acquisition  as  a  pooling  of  interests.  Years  prior to  1996  were  not  restated  for  the  pooling  of  interest  as  the  effects  were  deemed not  material.